EXHIBIT 10.32

To:     Jeff Hansberry
From:     John Culver
Date:     May 22, 2013
Subject: Letter of Understanding of Employment, Long-Term Assignment
I. GENERAL INFORMATION
Congratulations on your new position and international assignment. We are very excited to offer you this international opportunity. This letter confirms our mutual understanding of the terms and conditions applying to your international assignment with Starbucks. This is not a contract of employment and employment is at will. Note further that this offer is subject to you obtaining medical clearances, passport and foreign government clearance. If, despite our best efforts, we are unable to obtain the required work and residency permits for you in Hong Kong within a reasonable time, we may at our option withdraw this offer.
The terms and conditions outlined in this letter will be in effect only for the period of this assignment. Upon eventual return to your point of origin, or change in assignment status, you will stop receiving the premiums, allowances and services provided under the terms and conditions of this letter.
Location, Position and Work Schedule
You will be working in Hong Kong on an expatriate assignment. Your position will be president, Starbucks China and Asia Pacific. You will report to me. Your work schedule should be agreed upon between you and me.
Duration of Assignment
You are presently scheduled to relocate to Hong Kong on or around July 15, 2013. Your relocation date and initiation of relocation benefits are contingent upon receiving work authorization in Hong Kong. Starbucks anticipates that your assignment will last three years. Starbucks reserves the right to shorten or lengthen the duration of your assignment for any reason.

Assignment Objectives
The objectives of your assignment are:

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Develop and execute a comprehensive growth strategy for the China and Asia Pacific market which captures the highest share of coffee consumption and establishes Starbucks as the leading coffee brand in the market. Particular focus should be given to elevating our brand and store experience within China and Asia Pacific and the integration and growth of channels outside our retail stores.

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Build the capabilities and bench strength of the organization and leadership team in order to achieve the long-term growth objectives of the business. Identify and develop your successor within the assignment period.

•	Drive partner engagement initiatives which are consistent with our mission and guiding principles and establishes Starbucks as a great place to work.

Progress against assignment objectives will be regularly reviewed during your assignment and prior to repatriation.

Localization
If, at the end of your assignment, you and Starbucks agree that you will continue to work in Hong Kong indefinitely, subject to Hong Kong Immigration laws, you will be transitioned to a local compensation, benefits, and tax package.
II. COMPENSATION
Your compensation and benefits package is designed to provide you with a level of income and benefits that is comparable to the level of income and benefits that you would have received in your home location. Starbucks has also taken into consideration additional costs you may incur as a result of living and working in Hong Kong.

Base Pay
While on assignment, you will receive an annualized salary of USD 545,000. You will be paid bi-weekly and your pay will be directly deposited into your US bank account.

Your pay will be denominated in US currency and administered in accordance with Starbucks US compensation policies. As such, your pay level will be reviewed and adjusted annually based upon performance at your regularly scheduled merit increase.

Bonus
You will continue to participate in the Executive Management Bonus Plan (EMBP) at a target of 75% of your eligible base salary.  For more information about the EMBP, or to request a copy of the plan document, talk to your Partner Resources generalist.

Recovery of Incentive Compensation Policy
After your promotion, you will continue to be a Section 16 officer of the Company.  As a result, you will continue to be subject to the Starbucks Recovery of Incentive Compensation Policy (the “Clawback Policy”), that you previously signed.
Taxes
It is Starbucks intention to minimize your tax cost (within certain limitations) to an amount approximately equal to an amount you would have paid had you not received allowances for working abroad. To this end, you will be covered under Starbucks tax equalization policy (the “Policy”) for the tax year the assignment begins through the end of the calendar year after your assignment ends. At Starbucks discretion, certain applications of the Policy will be extended beyond the period noted where assignment-related income is received in later years or where Starbucks-paid foreign tax credits are used to offset your tax liability.
We have retained the services of the accounting firm Ernst & Young to assist you with your tax affairs while you are covered under Starbucks Policy. Prior to commencing your assignment, you will be contacted by a representative from Ernst & Young to discuss the tax consequences of the international assignment. The consultation will include a discussion on: a) operation of the Starbucks Policy, b) special tax rules applicable to an international assignment, and c) any personal tax concerns such as the sale or rental of your principal residence.
Upon arrival in the assignment location, you will meet with a local Ernst & Young representative. This meeting will address the assignment country tax issues, the local filing requirements and will also discuss any transaction that may increase the host country tax.
Ernst & Young will be preparing your tax returns and informing you of your tax obligations while covered under Starbucks Policy. You must use the tax return preparation services of Ernst & Young. Starbucks will not reimburse any fees incurred by you in utilizing the services of another tax preparer. Further, if you use a preparer other than Ernst & Young, you will still be required to submit a copy of all tax returns to Ernst & Young for their review.
The following outlines the major points of the Policy:

•	For the purposes of this assignment, you will be tax equalized to your point of origin, Seattle, WA, US.

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In order to protect you against higher tax costs, Starbucks will pay your actual home and host country taxes, subject to certain limitations. In exchange, you will be required to contribute a hypothetical tax amount. The hypothetical tax is intended to approximate the amount of tax you would have paid on compensation items you would have received had you remained in your home country.

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You will be responsible for paying the hypothetical tax each pay period, similar to employees who are paying actual taxes through payroll withholding. This amount is not paid in to the tax authorities but is instead a reduction of salary. The amount of hypothetical tax paid through your regular pay period compensation is called the estimated hypothetical tax. Since the estimated hypothetical tax is only an estimate, after all tax returns have been filed, a final hypothetical tax calculation will be prepared to compute your final stay-at-home tax responsibility. If your estimated hypothetical tax is less than your final hypothetical tax, the difference will be due to Starbucks. If your estimated hypothetical tax is greater than your final hypothetical tax, the difference will be due to you.

•	The hypothetical tax will include appropriate federal, state, provincial and local hypothetical obligations based on your home state/province prior to assignment.

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Net personal income or loss (i.e. income or loss not connected to your employment with Starbucks, further defined in Section V of the Starbucks Tax Equalization Policy) is reflected in the tax equalization process. Starbucks, however, will only protect up to USD 1,000 (or equivalent) of net personal income, which is generated in the host country, and USD 50,000 (or equivalent) of net personal income including income from the exercise of stock options, which is generated in the home country. Additionally, spousal income earned in the host location and capital gains tax on the sale of a principal residence are not covered under this Policy.

Tax Equalization Settlement Repayment Conditions
By signing this letter, you agree to pay Starbucks any amounts owed as a result of your tax equalization settlement as calculated by Ernst & Young within thirty (30) days after you have settled with any and all applicable taxing authorities for any outstanding payments due or refunds owed, regardless of Starbucks employment status.  Our tax vendor will notify Starbucks of when this settlement status is anticipated, and the thirty (30) day payment timeline will start with the first request for payment from Starbucks. You also agree that if you fail to remit payment within thirty (30) days, to the extent allowed by law, Starbucks may deduct these amounts from your final wages and/or future reimbursable unpaid expenses. If your employment has been terminated with Starbucks at the time repayment is due Starbucks reserves the right to submit any amounts owed to a collections agency.
III. BENEFITS
Retirement Plans
As long as you are on the U.S. Payroll, your service will be counted for purposes of determining Plan eligibility, even while on expatriate assignment. If you currently meet the eligibility requirements for the Future Roast 401(k) Savings Plan and/or the Management Deferred Compensation Plan you will maintain eligibility in the same manner as any other Starbucks partner on the U.S. Payroll.  Similarly, since MDCP eligibility is determined annually, if you lose eligibility for the MDCP because you do not meet the Plan’s eligibility requirements for a given Plan year, you will not be able to enroll for that year.
Stock and Stock Options
You will remain eligible for the Starbucks Corporation Employee Stock Purchase Plan - 1995, commonly referred to as S.I.P. (Stock Investment Plan), and the Starbucks Corporation 2005 Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, commonly referred to as the Key Employee Plan while on assignment.
You should obtain tax advice before exercising stock options or selling shares while you are on assignment due to potentially severe tax implications.  (See Taxes)

Stock Ownership Guidelines
As a business president, the Company’s stock ownership guidelines will continue to apply to you.  The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years of the date they become subject to the guidelines.  Your minimum investment as president, Starbucks China and Asia Pacific is three (3) times your annual base salary.

Section 16 Obligations
You will also continue to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934,and responsible for filings with the Securities and Exchange Commission. Starbucks in-house legal counsel will continue to assist you with your filings.
Medical Benefits
For the duration of your international assignment, you will be enrolled in Starbucks Expatriate Health Plan insured by CIGNA International which replaces your current health plan.  Once you are enrolled in the Expatriate Health Plan, your contributions to your current plan will discontinue.  Starbucks will pay the premium for your CIGNA International health coverage while on assignment.  However, if you have dependents who are not relocating with you on your assignment and that require health insurance coverage in the US through Starbucks, you will need to maintain coverage in your current US health plan.  You will continue to be responsible for those contributions. Coverage on this health plan is comparable to current US coverage and offers additional international assignee-related services including: the ability to use any physician (no primary care physician requirements), 24-hour customer service, translation services, and assistance locating international health care providers.  The Global Mobility Team will provide you with details for the Expatriate Health Plan.
Your contact for questions regarding CIGNA eligibility and coverage is the Global Mobility Team in Seattle; however, claim information should be directed to CIGNA International (call collect while abroad).
Emergency Leave
If you or a member of your immediate family becomes seriously ill, Starbucks will provide economy class roundtrip tickets to your point of origin. If an immediate family member passes away, Starbucks will provide economy class roundtrip tickets to your point of origin.
Vacation/Holiday
You will enjoy the higher of the home or host country’s vacation entitlement. You will be entitled to observe the holidays honored in Hong Kong.
IV. RELOCATION
Starbucks wants your move to Hong Kong to be a positive one. To assist you, we have partnered with Cartus to provide you with relocation services. You will be assigned a consultant who will be your central point of contact to address issues and questions you may have regarding your relocation. Your relocation package is outlined below and further information on these benefits can be found in the Relocation Guidelines to be provided to you by Cartus.
Relocation is offered at the Company's sole discretion and must be at the Company's request. Relocation must be completed within twelve (12) months after you begin work at the new location. This includes relocation and household goods as well as selling residences. Only those expenses covered by this policy and incurred within that twelve-month period are eligible for reimbursement. Your relocation services will be activated once the Global Mobility team receives this signed Letter of Understanding. Please note that benefits cannot be traded for cash compensation and/or traded for other benefits.

•	For the purpose of this assignment, your point of origin is Seattle, WA, US.

•	Starbucks will assist and reimburse the cost of obtaining work permits, visas and other required documents.

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Relocation allowance in the amount of USD 5,000 net of taxes. The allowance will be provided to you at the beginning of your assignment.  This allowance is intended to cover non-receipted expenses, such as medical exams/immunizations, legal document preparation, power of attorney, luggage purchase, excess baggage charges, and lost membership dues. Further information can be found in the Relocation Guidelines.

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Starbucks will cover the costs associated with a five (5) day home finding trip to Hong Kong for you, your spouse and any school age children. These costs include round trip airfare, lodging, meals, and transportation. The primary purpose of this trip is for you to locate housing and schooling in Hong Kong.

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Starbucks will cover the costs associated with your final move trip to Hong Kong for you, your spouse, and accompanying dependents.  These costs include one-way airfare, lodging, meals, and transportation to be booked in accordance with the Starbucks Travel Policy.

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Starbucks will cover the costs associated with a five (5) day destination orientation in Hong Kong for you, your spouse, and accompanying dependents. Cartus will arrange for you to work with a local destination service provider who will provide a tour of the area including home finding, school finding, banking, shopping, recreation facilities, transportation, medical and other services requested by you. These five (5) days can be used before or after your final move to Hong Kong.

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Cross cultural training, when appropriate, will be conducted by an outside training organization, to familiarize you and your family members with the customs and character of Hong Kong. This two (2) day training is designed to immerse you and your family in the new culture to prevent surprises and better prepare you and your family for life in a global environment. Emphasis is placed on customs related to business practices so that you will be well prepared to work in the new environment.

•	Language lessons will be provided to you and your spouse as needed.

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If necessary, Starbucks will cover up to sixty (60) days of temporary housing between home and host country before you move into permanent housing. Temporary housing coverage includes lease or rent amounts and does not cover phone, laundry, meals, transportation, etc.

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Starbucks will cover the cost associated with the loss on sale or lease of up to three automobiles up to USD 2,500 (or equivalent) per vehicle (maximum benefit USD 7,500) in the US. To be reimbursed, you need to provide proof of sale of your vehicle, for example, check, invoice, etc. and the car type and characteristics, including mileage. Once we receive the documentation, we compare the sale price with the retail value of your car in KelleyBlueBook and pay the difference, up to USD 2,500 (or equivalent) per vehicle. If you give your car to a friend, family member, charity, etc. the loss on sale will not be provided, since there is no sale.

Please note that Starbucks does not support the purchase of automobiles in the host location. Upon repatriation, no loss on automobile sale assistance will be provided. Reasonable automobile lease cancellation fees only will be covered.

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Cartus will arrange for the relocation and reimbursement of fees associated with shipment of one (1) domestic pet to Hong Kong up to USD 2,500. You should familiarize yourself with the host country’s quarantine restrictions and requirements.

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If you choose to ship your household goods to Hong Kong, Starbucks will cover costs associated with moving your household goods from Seattle to Hong Kong (up to the following limits: airship = LDN plus ground ship = 40’ container) as well as temporary storage if required up to sixty (60) days. You will be responsible for customs duties assessed on expensive shipped furs, clothing, trademark items, cameras, stereo equipment and other electronic equipment items. If you choose to ship your goods, Starbucks will not cover the cost of furniture rental. (See Host Country Furnishings)

Please note that your household goods shipping services will not be initiated until you are authorized to work in Hong Kong.

•	Starbucks will cover the cost of storing your belongings in the US for the duration of your assignment, up to a limit of 1,500 cubic feet.

Items excluded from shipment and long term storage are:
Airplanes Antiques Boats Vehicles (cars, trailers, motorcycles, etc.) Shop tools (Large) Major appliances	Liquor Pianos Valuable paintings Items with excessive import duties Collector’s items Guns

Relocation Repayment Agreement
By signing this letter you acknowledge that you have read and hereby agree to the terms outlined in this Letter of Understanding as well as the Relocation Program Guidelines (the “Guidelines”). You further agree to fulfill all of the obligations of a partner receiving relocation. If you are terminated for gross misconduct by Starbucks during the relocation or prior to the conclusion of your international assignment, you will be relocated to your point of origin and separated from employment at that time. In addition, you shall repay to Starbucks all or a portion of the direct payments and/or reimbursements (i.e., benefit items paid directly to service providers including service fees, reimbursed to you, or paid in the form of allowances paid on your behalf) in accordance with the schedule set forth below. If you voluntarily terminate your employment with Starbucks prior to the conclusion of your international assignment, you will not be relocated to your point of origin and you shall repay to Starbucks all of the direct payments and/or reimbursements in accordance with the schedule set forth below:

Early Terminating Partner Repayment Schedule
	Percentage of Total Expenses to be Repaid
	(Based upon completed months of service after effective start date of new assignment and prorated to the nearest month)

	Months Completed	Percentage of Expenses Due
3 Year	0-18	100%
	19-28	50%
	29-36	25%

All reimbursements for relocation expenses, including without limitation any expenses submitted but not yet reimbursed, and any services will immediately cease as of the date of termination of your assignment with Starbucks. You hereby agree to repay the aforementioned reimbursements and fees to Starbucks within sixty (60) days after the termination date of your assignment. In the event that you are paid, advanced funds or reimbursed for assistance in excess of the amounts for which you are eligible, you agree to refund such excess payments to Starbucks within sixty (60) days of any demand for such a refund. You also agree that, to the extent allowed by law, Starbucks may deduct these amounts from your final wages and/or future reimbursable unpaid expenses.

You agree to binding arbitration of any dispute arising out of or relating to this Agreement, through Judicial Arbitration and Mediation Services (JAMS) pursuant to its Streamlined Arbitration Rules and Procedures (including telephonic proceedings where possible) using a single arbitrator at the JAMS office in Seattle, Washington. Any question concerning the interpretation or application of this Agreement shall be resolved by application of the laws of the State of Washington, without reference to conflicts of law principles. Judgment on the Award may be entered in any court having jurisdiction. The arbitrator may in the Award allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party in addition to any other relief granted by the arbitrator.

International Assignment Checklist
To answer your questions and assist you with preparing for an international assignment, please see the attached material.
V. At-Post Benefits
Goods and Services Differential
A goods and services differential will be paid to you to compensate for the higher cost of living in Hong Kong than the US. The differential is based on tables prepared by an independent consulting firm. These tables are calculated by multiplying a goods and services index by the amount that a person at your base pay and family size at host location would spend on goods and services in your home location. At present, the goods and services index for a(n) US partner assigned to Hong Kong is 146.1585. The amount that a(n) US partner with your family size and base pay (capped at US dollar equivalent of USD 150,000) would normally spend on goods and services in the US is USD 62,779. Thus, your annual goods and services differential, if the same index is still in effect when your assignment commences, will be:
Home Country Goods and Services Spendable:                 USD 62,779
X Goods and Services Index:                     (146.1585-100)/100

Goods and Services Differential:	= USD 28,978 per year*
* Goods and Services Differential is subject to change based on additional information gathered while assessing your relocation needs.
The goods and services differential will be discussed during your pre-departure meeting with the Global Mobility Team. It will be reviewed quarterly to determine if payment needs to be adjusted up or down for relative inflation and/or exchange rate fluctuation. Further, your goods and services differential will be adjusted if your family size at the host location or base pay changes. Please be aware you will need to notify the Global Mobility Team immediately if the number of family members accompanying you on assignment changes.
The goods and services differential will be paid to you bi-weekly in your paycheck during this assignment. For personal budgeting purposes, the independent consulting firm recommends that, based on your base pay and family size in host location, you will require USD 91,748.49 (HKD 712,309) per year for day-to-day living expenses (e.g., food, clothing, personal care, medical, recreation, transportation, household operations).
Host Country Housing
You will be provided with an annual housing budget of HKD 2,340,000 that is intended to cover your monthly rent for housing in Hong Kong. If possible, Starbucks will pay rent to the landlord directly. In the event you chose housing that is more expensive than the housing budget, you will be responsible for the higher incremental cost. Further information and guidelines will be provided to you by the relocation provider, Cartus.
Additionally, Starbucks will cover the cost of security deposits required to procure the rental property you select in Hong Kong. Please note that any deposits paid on your behalf are reimbursable to Starbucks at the end of your assignment.
You are responsible for any damages to said property through any negligence of you and/or your family. Starbucks reserves the right to adjust your housing budget to reflect price and/or exchange rate fluctuation.
Housing Deduction
Your expatriate compensation package has been designed with the intent that you will maintain your primary residence while on assignment. As long as you maintain your principal residence you will not be asked to contribute any monthly costs for housing.
However, if you do not own a primary residence, or if you sell your primary residence anytime while on assignment, Starbucks will expect you to contribute a home housing deduction to equalize for home country housing costs. This housing ‘norm’ represents the average cost of housing and utility costs in the home country at your salary and family size. The home location housing deduction amount is supplied by an outside consultant, varies based your salary (capped at US dollar equivalent of USD 150,000) and family size and is updated on an annual basis. If you do not maintain your principal residence the housing norm deduction from your bi-weekly paycheck will be USD 1,803 (USD 46,879 per year). It is your responsibility to inform the Global Mobility Team if your home country housing situation changes.
Host Country Furnishings
At your discretion, Starbucks will provide you host country furnishing by shipping your household goods and furnishings to Amsterdam (see Relocation), covering the cost of rental furnishings, or a combination of a household goods shipment and rental furnishing depending on your needs and the permanent housing you select.
Property Maintenance
To assist with the ongoing costs for maintaining your primary residence in the US you will be reimbursed for receipted property maintenance costs such as lawn care and winterization not to exceed USD 700 per month.
Education
Starbucks will pay the costs for primary and secondary schooling for any dependent child who relocates with you on assignment.

Starbucks will directly pay for the following:	Starbucks will not pay for the following:
Tuition Enrollment fees Laboratory fees Required medical examinations Required insurance payments	School uniforms Schoolbooks, school supplies (stationery, etc.) Musical instruments School lunches School trips Extra-curricular activities Expenses for college or university

Note that any refunds or reimbursements associated with international schooling are payable to Starbucks.

Host Transportation
To address the increased cost of leasing an automobile in Hong Kong vs. the US, Starbucks will provide you with a transportation differential in the amount of USD 242 per pay period (USD 6,292 per year).
Starbucks reserves the right to deliver host country transportation provision in the most efficient manner.
Home Leave
Starbucks will provide you and your family with business class round trip airfare to return to the US once per year for the term of your international assignment. You are responsible for the cost of lodging, rental car, etc. during your home leave.
Additionally, Starbucks will provide you with additional business class round-trip tickets twice per year for your unaccompanied child to travel to Hong Kong for the term of your international assignment.
Preauthorization from Cartus is required prior to making your home leave travel arrangements. Further information and guidelines will be provided to you by Cartus.
VI. ASSIGNMENT COMPLETION
Return Relocation
Upon completion of your assignment you will receive a repatriation memo outlining the provisions to return you to your point of origin.

Reinstatement
When you return to your point of origin, Starbucks cannot guarantee that you will be reinstated into the same position held prior to the beginning of your international assignment. However, Starbucks will make every effort to reinstate you to a similar position held at the time of commencement of your assignment with similar pay, benefits and other terms and conditions of employment. If no position is available upon your return, you will be provided a reasonable period of time to conduct an internal job search, and a Partner Resources manager will be assigned to you with identifying all opportunities.
If your international assignment is terminated for gross misconduct, as determined by Starbucks sole discretion, you will be relocated to your point of origin and separated from employment at that time. You will not be eligible for any other pay or benefits.
VII. CONCLUSION
I acknowledge I have read and understood the contents of this document and that no services except home and school finding trip will be provided to me until I sign and return this document.  I agree to adhere to the repayment conditions for tax equalization and relocation services as described or referenced in this document.

Please sign two copies of this letter, keep one for your files and return the other to the Global Mobility team in Seattle, Washington at mail stop S-HR6.  It will be placed in your Starbucks personnel file.

____/s/ Jeff Hansberry_____________________         May 29, 2013
Jeff Hansberry                              Date
/s/ John Culver              May 22, 2013
John Culver                             Date
group president - Starbucks Coffee China, Asia Pacific,
Channel Development & Emerging Brands
Starbucks Coffee Company